PRESS RELEASE

By:	Expeditors International of Washington, Inc.
Sterling Plaza 2, 3rd Floor 3545 Factoria Blvd. SE Bellevue, Washington 98006

CONTACTS:

	Daniel R. Wall	Bradley S. Powell	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3455	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS APPOINTS DAVID A. HACKETT AS CFO

Bradley S. Powell to Retire

BELLEVUE, WASHINGTON - August 6, 2025, Expeditors International of Washington, Inc. (NYSE: EXPD) announced the appointment of David A. Hackett on August 4, 2025, as Senior Vice President and Chief Financial Officer, effective October 1, 2025. Hackett has served as Vice President, Finance, since May 2024. On August 4, 2025, Expeditors’ current Senior Vice President and Chief Financial Officer, Bradley S. Powell, notified the Board of Directors of his intention to retire, effective September 30, 2025. These announcements demonstrate the company’s commitment to succession planning.

“Dave has fully integrated himself into our finance and accounting operations and fits seamlessly with our culture, having worked closely with Brad to learn our services, business model and strategies since joining Expeditors as Vice President of Finance in May 2024,” said Daniel R. Wall, President and Chief Executive Officer. “Dave also worked directly with our other executives and the Board and traveled to many Districts throughout our global network to learn our operations at the field level and meet with a great many employees. With his wealth of financial capabilities and demonstrated leadership, we are fully confident in Dave’s ability to step in as CFO.”

Wall added, “I can’t thank Brad enough for his strong hand in overseeing our financial health and growth. Brad built a strong team around him and managed through some of the most difficult events in our company’s history, including the 2008 financial crisis and the COVID-19 pandemic. Through it all, Brad has brought unflappable leadership and strategic thinking to the role of Chief Financial Officer. At least as significantly, Brad brought us his unrelenting focus on investing in our people, profitability, and cash flow. Over the past 17 years under Brad, Expeditors has increased its dividend from $0.32 to $1.54 and has returned a total of $11.7 billion to shareholders through share repurchases and dividends. We all wish Brad the best in a well-deserved retirement.”

Upon his appointment, Hackett commented, “The Expeditors culture is unique, and I appreciate getting to know so many people throughout the organization. I'm humbled and honored to build on Brad’s legacy in leading the finance and accounting function as part of the executive team of this great company. I'm also excited to help shape strategy that drives sustainable, profitable, and capital-efficient growth for our employees and shareholders.”

Dave Hackett, 52, joined Expeditors in May 2024 as Vice President, Finance. Prior to Expeditors, Hackett served in many roles across finance at NIKE, Inc. for nearly 16 years, with 7 of these years as a vice president in the finance and strategy function as part of the NIKE Corporate Leadership Team. During his time at NIKE, he led external reporting, was Controller of North America and Vice President of Global Treasury and Financial Risk Management. Prior to NIKE, Hackett spent nearly 9 years in the audit function of KPMG where he was a senior manager and led the audit teams for some of the firm’s largest public clients in the Pacific Northwest. He also obtained his CPA certification in the state of Oregon in 1998.

Expeditors is a global logistics company headquartered in Bellevue, Washington. The Company employs trained professionals in 172 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.